Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2015 Financial Results

  Record Q3 Revenue of $215 million
  Q3 Earnings Per Diluted Share
    Record Non-GAAP EPS of $0.78 (11% increase over prior year)
    GAAP EPS of $0.64 (176% increase over prior year)

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 27, 2015--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the fiscal quarter ended March 31, 2015.

“We are pleased to announce our third quarter financial results,” said Deepak Chopra, OSI Systems’ Chairman and CEO. “We achieved record third quarter sales and profitability, excluding the impact of restructuring and other charges. While we are encouraged by our performance this year, we expect to continue to make appropriate business adjustments as the global macroeconomic environment evolves.”

The Company reported revenues of $215.4 million for the third quarter of fiscal 2015, an increase of 6% as compared to the same period a year ago. Net income for the third quarter of fiscal 2015 was $13.2 million, or $0.64 per diluted share, compared to net income of $4.8 million, or $0.23 per diluted share, for the third quarter of fiscal 2014. On a non-GAAP basis, excluding the impact of restructuring and other charges, and for fiscal 2014 the impact of tax elections to accelerate depreciation in our turnkey program in Mexico, net income for the third quarter of fiscal 2015 would have been $15.9 million, or $0.78 per diluted share, compared to net income of $14.3 million, or $0.70 per diluted share, for the comparable quarter of the prior year.

For the nine months ended March 31, 2015, the Company reported revenues of $691.6 million, an increase of 7% over the same period a year ago. Net income in this period was $42.7 million, or $2.08 per diluted share, compared to net income of $25.8 million, or $1.25 per diluted share, in the same period a year ago. On a non-GAAP basis, excluding the impact of restructuring and other charges, and for fiscal 2014 the impact of tax elections to accelerate depreciation in our turnkey program in Mexico, net income for the nine months ended March 31, 2015 would have been $47.4 million, or $2.31 per diluted share, compared to net income of $39.9 million, or $1.94 per diluted share, for the comparable period in the prior year.

As of March 31, 2015, the Company’s backlog was approximately $0.6 billion and the non-turnkey book to bill ratio for the three months ended March 31, 2015 was 1.0. During the third quarter, the Company generated $23.1 million of free cash flow, which contributed to record free cash flow of $77.6 million for the nine months ended March 31, 2015.

Mr. Chopra continued, “During the third quarter, our Security division’s revenues rose modestly by 4% over the prior year third quarter. We are pleased with the market’s reception of our new RTT™ 110 (Real Time Tomography) explosives detection systems (EDS). We have received several orders for this product, including a very strategic win in Europe, the recently-announced $27 million order from the Leonardo da Vinci – Fiumicino Airport in Rome. We believe that the potential of RTT as European airports meet the latest requirement for hold baggage screening, as well as a robust pipeline of opportunities in both our product and turnkey screening solutions businesses position this division well for the future.”

Mr. Chopra further commented, “Third quarter sales in our Healthcare division increased by 14% over the prior year third quarter, driven by organic growth as well as the impact of an acquisition completed in the first quarter. The launch of new products and indications of a rebound in the North American market provide an improving outlook about the performance of this division.”

Mr. Chopra concluded, “In our Optoelectronics and Manufacturing division, operational efficiencies coupled with a more favorable product mix resulted in strong operating margin expansion. In addition, we are taking advantage of an opportunity to consolidate facilities within our Optoelectronics and Manufacturing division and reducing costs in our Healthcare and Security divisions. These actions have commenced and are expected to be largely completed this fiscal year. We expect the benefit from these cost reductions will be partially realized in our fourth quarter and more fully thereafter.”

Fourth Quarter Fiscal Year 2015 Outlook

Subject to the risks described herein, the Company is updating its guidance and reducing its outlook for fiscal 2015 revenues and non-GAAP earnings per diluted share. The Company currently anticipates fiscal 2015 sales to be between $950 million and $975 million, and non-GAAP earnings per diluted share of $3.42 to $3.60, excluding the impact of impairment, restructuring and other charges. This revised guidance reflects lower than previously expected sales due to the adverse impact of the strong dollar as well as reduced sales volumes primarily in the Security division due to timing issues with less favorable product mix.

Presentation of Non-GAAP Financial Measures; Non-GAAP Figures

This earnings release includes a presentation of Adjusted EBITDA, non-GAAP net income and diluted earnings per share, and discussion of free cash flow, all of which are non-GAAP financial measures. Adjusted EBITDA is defined as net income, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of stock-based compensation, and restructuring and other charges. Not all companies use identical calculations and, accordingly, the Company's presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA is presented as a supplemental measure of the Company's financial performance that we believe is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. In addition, the Company uses Adjusted EBITDA to evaluate the effectiveness of the Company's business strategies and because the Company's credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Discussion of adjustments to arrive at non-GAAP net income and diluted earnings per share figures and Adjusted EBITDA for the three and nine month periods ended March 31, 2014 and 2015 is provided to allow for the comparison of underlying earnings, net of restructuring and other charges. We believe that these non-GAAP figures provide additional insight into the ongoing operations of the Company. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. We also believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the Company’s business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

This earnings release also discusses Free Cash Flow, which the Company defines as cash provided by operating activities less capital expenditures for property and equipment. We believe that this metric is useful to investors as a measure of cash generated by business operations that can be used to repay debt obligations, to invest in future growth through new business development activities or acquisitions and to repurchase stock of the Company, among other items. Reconciliations of GAAP to non-GAAP net income and diluted earnings per share, net income to Adjusted EBITDA, and cash provided by operating activities to Free Cash Flow are provided in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 8:00 am PT (11:00 am ET) today to discuss its results for the third quarter of fiscal 2015. To listen, log on to the Company’s website at www.osi-systems.com and follow the link in the Investor Relations section. A replay of the webcast will be available shortly after the conclusion of the conference call until May 11, 2015. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 888-286-8010 and entering the conference call identification number ‘38294880’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2015. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company’s businesses; market acceptance of the Company’s new and existing technologies, products and services; the Company’s ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company’s operating plan; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company’s ongoing investigations and compliance reviews, contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in the Company’s Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operations. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2015	2014	2015
Revenues	$203,956	$215,375	$646,638	$691,601
Cost of goods sold	133,449	142,771	427,246	455,481
Gross profit	70,507	72,604	219,392	236,120

Operating expenses:
Selling, general and administrative expenses	39,399	37,970	127,169	130,046
Research and development	10,579	12,559	32,774	38,469
Restructuring and other charges	2,507	3,620	8,925	6,425
Total operating expenses	52,485	54,149	168,868	174,940
Income from operations	18,022	18,455	50,524	61,180
Interest expense and other, net	(1,370)	(812)	(4,343)	(2,508)
Income before income taxes	16,652	17,643	46,181	58,672
Provision for income taxes	11,851	4,415	20,413	15,954

Net income	$4,801	$13,228	$25,768	$42,718

Diluted earnings per share	$0.23	$0.64	$1.25	$2.08

Weighted average shares outstanding - diluted	20,548	20,529	20,585	20,515

CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2014	(Unaudited) March 31, 2015
Assets
Cash and cash equivalents	$38,831	$49,041
Accounts receivable, net	185,773	165,352
Inventories	234,138	265,415
Other current assets	120,488	101,063
Total current assets	579,230	580,871
Non-current assets	444,956	425,059
Total assets	$1,024,186	$1,005,930

Liabilities and Stockholders' Equity
Bank lines of credit	$24,000	$6,000
Current portion of long-term debt	2,819	2,814
Accounts payable and accrued expenses	130,437	144,418
Deferred revenues	60,677	48,997
Other current liabilities	92,046	83,185
Total current liabilities	309,979	285,414
Long-term debt	10,436	9,028
Advances from customers	50,000	31,250
Deferred income taxes	73,161	68,280
Other long-term liabilities	48,397	54,696
Total liabilities	491,973	448,668
Total stockholders’ equity	532,213	557,262
Total liabilities and stockholders’ equity	$1,024,186	$1,005,930

SEGMENT INFORMATION (in thousands) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2015	2014	2015
Revenues – by Segment:
Security division	$95,007	$99,164	$298,748	$349,608
Healthcare division	52,188	59,383	161,081	176,710
Optoelectronics and Manufacturing division including intersegment revenues	66,331	65,291	214,000	199,912
Intersegment revenues elimination	(9,570)	(8,463)	(27,191)	(34,629)
Total	$203,956	$215,375	$646,638	$691,601

Operating income (loss) – by Segment:
Security division(1)	$14,213	$13,266	$40,984	$50,926
Healthcare division(2)	4,084	3,707	11,312	11,258
Optoelectronics and Manufacturing division(3)	3,414	5,008	10,300	13,701
Corporate(4)	(3,488)	(3,498)	(11,888)	(13,748)
Eliminations	(201)	(28)	(184)	(957)
Total	$18,022	$18,455	$50,524	$61,180

(1)	Includes restructuring and other charges of $2.1 million and $3.9 million for the three and nine months ended March 31, 2015, respectively; and $1.8 million and $5.1 million for the three and nine months ended March 31, 2014, respectively.

(2)	Includes restructuring and other charges of $1.0 million and $1.1 million for the three and nine months ended March 31, 2015, respectively; and $2.0 million for the nine months ended March 31, 2014.

(3)	Includes restructuring and other charges of $0.5 million and $0.7 million for the three and nine months ended March 31, 2015, respectively; and $0.3 million and $1.4 million for the three and nine months ended March 31, 2014, respectively.

(4)	Includes restructuring and other charges of $ $0.7 million for the nine months ended March 31, 2015; and $0.4 million for each of the three and nine months ended March 31, 2014.

Reconciliation of GAAP to Non-GAAP Net Income and Earnings Per Share (in thousands, except earnings per share data) (Unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2014		2015		2014		2015
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$4,801	$0.23	$13,228	$0.64	$25,768	$1.25	$42,718	$2.08

Restructuring and other charges, net of tax	1,873	0.10	2,714	0.14	6,456	0.32	4,678	0.23
Impact from election to accelerate depreciation for tax purposes	7,638	0.37	-	-	7,638	0.37	-	-

Non-GAAP basis	$14,312	$0.70	$15,942	$0.78	$39,862	$1.94	$47,396	$2.31

Reconciliation of Net Income to Adjusted EBITDA (in thousands) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2015	2014	2015

Net income	$4,801	$13,228	$25,768	$42,718

Interest expense, net	1,370	812	4,343	2,514
Provision for income taxes	11,851	4,415	20,413	15,954
Depreciation and amortization	13,608	13,366	40,024	45,448

EBITDA	31,630	31,821	90,548	106,634

Stock-based compensation	3,254	6,057	13,975	18,135
Restructuring and other charges	2,507	3,620	8,925	6,425

Adjusted EBITDA	$37,391	$41,498	$113,448	$131,194

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (in thousands) (Unaudited)

	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2015

Cash provided by operating activities	$26,746	$87,696

Less acquisition of property and equipment	(3,664)	(10,113)

Free cash flow	$23,082	$77,583

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
12525 Chadron Ave
Hawthorne, CA 90250
Tel: 310-349-2237
avashishat@osi-systems.com